Exhibit 12

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas Miami vedderprice.com

January 12, 2026

Nuveen California Select Tax-Free Income Portfolio 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Select Tax-Free Income Portfolio 333 West Wacker Drive Chicago, Illinois 60606
Nuveen New York Select Tax-Free Income Portfolio 333 West Wacker Drive Chicago, Illinois 60606
Re:	Reorganizations of Nuveen New York Select Tax-Free Income Portfolio and Nuveen California Select Tax-Free Income Portfolio into Nuveen Select Tax-Free Income Portfolio

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganizations (each a “Reorganization” and collectively, the “Reorganizations”) by and among Nuveen California Select Tax-Free Income Portfolio, a Massachusetts business trust, and Nuveen New York Select Tax-Free Income Portfolio, a Massachusetts business trust (each a “Target Fund” and collectively, the “Target Funds”), and Nuveen Select Tax-Free Income Portfolio, a Massachusetts business trust (the “Acquiring Fund”). The Target Funds and the Acquiring Fund are each referred to herein as a “Fund” and collectively, as the “Funds.”

Each Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for (i) voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and (ii) the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As part of each Reorganization, the Target Fund will immediately thereafter distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund promptly thereafter will be dissolved under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of December 30, 2025 (the “Plan”), entered into by the Target Funds and the Acquiring Fund.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Funds in letters dated January 12, 2026 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, Vedder Price Pte. Ltd., which operates in Singapore, and Vedder Price (FL) LLP, which operates in Florida.

VP/#74648948.2

Nuveen Select Tax-Free Income Portfolio
Nuveen California Select Tax-Free Income Portfolio
Nuveen New York Select Tax-Free Income Portfolio

January 12, 2026

Our opinion is based, in part, on the assumptions that (i) each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closings (as defined in the Plan) (the “Effective Time”) and (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for U.S. federal income tax purposes:

1.          The transfer by the Target Fund of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, immediately followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the dissolution of the Target Fund promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.          No gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the Target Fund’s assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).

3.          No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of such Acquiring Fund Shares to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.          No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares, except to the extent the Target Fund’s shareholders receive cash in lieu of a fractional Acquiring Fund Share. (Section 354(a) of the Code).

5.          The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Plan (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

Nuveen Select Tax-Free Income Portfolio
Nuveen California Select Tax-Free Income Portfolio
Nuveen New York Select Tax-Free Income Portfolio

January 12, 2026

6.          The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.          The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.          The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset). (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to (1) the effect of the Reorganizations on a Target Fund, the Acquiring Fund or any shareholder of a Target Fund with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (2) the effect of the Reorganizations under the alternative minimum tax imposed under Section 55 of the Code on any direct or indirect shareholder of a Target Fund, or (3) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Nuveen California Select Tax-Free Income Portfolio’s common shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol NXC and Nuveen New York Select Tax-Free Income Portfolio’s common shares are listed and traded on the NYSE under the symbol NXN. All the outstanding common shares of each Target Fund are treated as equity for U.S. federal income tax purposes. Each Target Fund currently has outstanding no shares, other than its common shares. Each Target Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its Reorganization occurs. All the Acquiring Fund Shares issued in the Reorganizations will be treated as equity for U.S. federal income tax purposes.

Nuveen Select Tax-Free Income Portfolio
Nuveen California Select Tax-Free Income Portfolio
Nuveen New York Select Tax-Free Income Portfolio

January 12, 2026

The Acquiring Fund similarly has been registered and operated since it commenced operations as a closed-end management investment company under the 1940 Act. The Acquiring Fund Shares are listed and traded on the NYSE under the symbol NXP. The Acquiring Fund currently has no shares outstanding, other than Acquiring Fund Shares. The Acquiring Fund Shares to be issued in the Reorganizations will be treated as equity for U.S. federal income tax purposes. The Acquiring Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganizations occur, and has qualified and will continue to qualify for the tax treatment as a regulated investment company under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganizations occur.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all the assets of each Target Fund solely in exchange for newly issued Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of such Target Fund. Immediately thereafter, each Target Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of such Target Fund, and promptly thereafter, each Target Fund will be dissolved under applicable state law. The assets of each Target Fund to be acquired by the Acquiring Fund will include, without limitation, cash, securities, commodities, interests in futures, dividends or interest receivables owned by such Target Fund and any deferred or prepaid expenses shown as an asset on the books of such Target Fund as of the Closing. In each Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

The Acquiring Fund Shares issued to each Target Fund will have the same aggregate net asset value, as of the Valuation Time (as defined in the Plan), as the aggregate value of the net assets of such Target Fund transferred to the Acquiring Fund as of such time.

Immediately after the Effective Time of each Reorganization, the Target Fund will be liquidated and will distribute the newly issued Acquiring Fund Shares it received pro rata to its shareholders of record in exchange for such shareholders’ Target Fund shares. No fractional Acquiring Fund Shares will be issued in connection with the Reorganizations. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Shares, will aggregate all fractional Acquiring Fund Shares and sell the resulting whole shares on the NYSE for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of the Reorganizations, every shareholder of a Target Fund will own Acquiring Fund Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund shares held by such shareholder as of the Valuation Time.

Following each Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have a similar investment objective and similar investment strategies, policies, risks and restrictions as those of the Target Fund. In addition, the Acquiring Fund will use a significant portion of each Target Fund’s historic business assets in its business. At least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets (i) will meet as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Trustees of the Target Funds approved the Reorganizations and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund. No Fund will have altered its portfolio to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions in connection with the Reorganizations and the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after either Reorganization.

Nuveen Select Tax-Free Income Portfolio
Nuveen California Select Tax-Free Income Portfolio
Nuveen New York Select Tax-Free Income Portfolio

January 12, 2026

In approving its respective Reorganization(s), the Board of Trustees of each Fund (each a “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its Fund and that the interests of the shareholders of its Fund will not be diluted as a result of the Reorganization(s). In making such determination, each Board considered a number of factors as set forth under the heading “Proposal No. 1 – Reorganizations of the Target Funds into the Acquiring Fund – Information about the Reorganizations – Reasons for the Reorganizations” in the Joint Proxy Statement/Prospectus dated August 25, 2025 relating to the Registration Statement (as defined below).

Conclusion

Based on the foregoing, it is our opinion with respect to each Reorganization that the transfer of all of the assets of each Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of such Target Fund followed by the complete liquidation of such Target Fund immediately thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by a Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by a Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Share, and (iv) the basis and holding period of the Acquiring Fund Shares received by a Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

Nuveen Select Tax-Free Income Portfolio
Nuveen California Select Tax-Free Income Portfolio
Nuveen New York Select Tax-Free Income Portfolio

January 12, 2026

This opinion is furnished to each Fund solely for its benefit in connection with its respective Reorganization(s) and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of a Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-288619) relating to the Reorganizations filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”); to the discussion of this opinion in the Joint Proxy Statement/Prospectus dated August 25, 2025 relating to the Registration Statement; and to the use of our name and to any reference to our firm in the Registration Statement In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.